Exhibit 99.1

Contacts	Brianne Vaught 314-554-2738 bvaught@ameren.com	Joe Muehlenkamp 314-554-4135 jmuehlenkamp@ameren.com

Ameren Missouri names new Chief Nuclear Officer

ST. LOUIS (Jan. 17, 2014)—Ameren Missouri today announced the promotion of Fadi Diya to Senior Vice President and Chief Nuclear Officer (CNO), replacing Adam Heflin, who is leaving to become Chief Executive Officer and CNO of The Wolf Creek Nuclear Operating Corporation.

Diya joined Ameren as Superintendent of Design Engineering at Callaway Energy Center in 2005 and was later promoted to Plant Director. In 2008, Diya was promoted to Vice President of Nuclear Operations. Diya has spent more than 29 years in the nuclear industry and holds bachelor’s and master’s degrees in Civil Engineering from Bradley. He also holds a senior reactor operator certification.

“We are fortunate to have had a robust succession plan and a well-prepared successor ready to step into the CNO role,” said Warner Baxter, President and CEO of Ameren Missouri. “Fadi’s extensive operating experience at Callaway, strong leadership skills and engagement in numerous nuclear industry initiatives has prepared him well to take on the broader role of CNO at Callaway. I have the utmost confidence in Fadi, the entire Callaway leadership team and our Callaway co-workers to maintain Callaway’s strong record of excellent operating performance.”

“Fadi’s whole career has been in the nuclear industry, having worked at a number of nuclear plants prior to joining Ameren Missouri,” said Chuck Naslund, Executive Vice President of Corporate Operations Oversight. “His dedication and commitment to excellence will continue to bring significant benefits to Callaway in the future.” Naslund is a former Ameren Missouri CNO whose current role is corporate oversight of Ameren’s nuclear, fossil and renewable generation operations.

The Callaway Energy Center, which is located near Fulton, Mo., generates approximately 20 percent of the electricity supplied to Ameren Missouri’s 1.2 million customers.

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Ameren Missouri has been providing electric and gas service for more than a century, and our electric rates are among the lowest in the nation. We serve 1.2 million electric and 127,000 natural gas customers in central and eastern Missouri. Our mission is to meet their energy needs in a safe, reliable, efficient and environmentally responsible manner. Our service area covers 63 counties and more than 500 towns, including the greater St. Louis area. For more information, visit AmerenMissouri.com.

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